EXHIBIT 99.2

See introduction to unaudited pro forma condensed consolidated financial statements located in the accompanying Item 9.01(b) and Item 2.01 of this Current Report on Form 8-K.

INTERFACE, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of April 1, 2007

(in thousands)

	Historical Interface	Fabrics Business Segment	Pro Forma Adjustment		Pro Forma Interface
ASSETS
Current Assets
Cash and cash equivalents	$64,724	$-	$60,732	a	$125,456
Receivables, net	158,161	16,562	-		141,599
Inventories	160,893	34,464	-		126,429
Deferred income taxes	6,898	-	-		6,898
Prepaid and other current assets	23,074	971	-		22,103
Assets of business held for sale	1,590	-	-		1,590
Total Current Assets	415,340	51,997	60,732		424,075
Property and equipment, net	195,455	53,020	3,690	b	146,125
Deferred income taxes	70,265	-	-		70,265
Goodwill	136,444	-	-		136,444
Other assets	47,197	-	6,500	c	53,697
Total Assets	$864,701	$105,017	$70,922		$830,606

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$62,831	$5,334	$-		$57,497
Accrued expenses	81,624	5,410	7,922	d	84,136
Current portion of long-term debt	-	-	-		-
Liabilities of business held for sale	1,362	-	-		1,362
Total Current Liabilities	145,817	10,744	7,922		142,995
Long-term debt, less current portion	395,665	-	-		395,665
Deferred income taxes	16,435	7,544	-		8,891
Other liabilities	64,571	-	-		64,571
Minority interest	6,187	-	-		6,187
Stockholders' Equity	236,026	86,729	63,000	e	212,297
Total Liabilities and Stockholders' Equity	$864,701	$105,017	$70,922		$830,606

Footnotes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet
a
Represents cash received at closing of the sale of the Fabrics business segment The amount includes the parties' estimate of working capital adjustments, as provided in the Stock Purchase Agreement, which are subject to post-closing confirmation.

b
This amount represents certain fixed assets retained by the Company and not transferred to the buyer as part of the transaction. The carrying value of the fixed assets approximates fair value at time of sale of the Fabrics business segment.

c
This amount represents deferred consideration as a portion of the purchase price has been held back pending the achievement of certain financial targets, as defined within the Stock Purchase Agreement. The Company believes these targets will be obtained by the end of 2008 and considers the recovery of the amount probable.

d	Represents the accrual for estimated costs incurred in connection with or as a result of the sale of the Fabrics business segment.

e
This amount represents the aggregation of the above-noted adjustments including the estimated after-tax impairment of $11.7 million in the second quarter of 2007 to reduce the carrying value of assets to their approximate fair value based upon the sale price. The estimated gain or loss is subject to adjustment based on the resolution of the above hold back amount of $6.5 million and the confirmation of the working capital adjustment pursuant to the terms of the Stock Purchase Agreement.

INTERFACE, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
Fiscal Year Ended December 31, 2006
(in thousands, except per share figures)

	Historical Interface	Fabrics Business Segment	Pro Forma Adjustment	Pro Forma Interface
Net Sales	$1,075,842	$161,183	$-	$914,659
Cost of Sales	736,247	132,696	-	603,551
Gross profit on Sales	339,595	28,487	-	311,108
Selling, General and Administrative Expenses	241,538	30,051	-	211,487
Impairment of Intangible Assets	20,712	20,712	-	-
Loss on disposal - European fabrics	1,723	1,723	-	-
Restructuring Charges	3,260	3,260	-	-
Operating Income (loss)	72,362	(27,259)	-	99,621
Interest Expense	42,204	-	-	42,204
Other Expense	1,319	321	-	998
Income from Continuing Operations	28,839	(27,580)	-	56,419
Income tax expense (benefit)	18,816	(1,796)	-	20,612
Net Income (loss) from Continuing Operations	$10,023	$(25,784)	$-	$35,807

Weighted Average Shares Outstanding - Basic	54,087			54,087
Weighted Average Shares Outstanding - Diluted	55,713			55,713

Earnings Per Share - Continuing Operations
Basic	$0.18			$0.66
Diluted	$0.18			$0.64

INTERFACE, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
Fiscal Year Ended January 1, 2006
(in thousands, except per share figures)

	Historical Interface	Fabrics Business Segment	Pro Forma Adjustment	Pro Forma Interface
Net Sales	$985,766	$198,842	$-	$786,924
Cost of Sales	681,069	153,422	-	527,647
Gross Profit on Sales	304,697	45,420	-	259,277
Selling, General and Administrative Expenses	222,696	41,135	-	181,561
Operating Income	82,001	4,285	-	77,716
Interest Expense	45,541	-	-	45,541
Other Expense	933	130	-	803
Income from Continuing Operations	35,527	4,155	-	31,372
Income Tax Expense	17,561	1,471	-	16,090
Net Income from Continuing Operations	$17,966	$2,684	$-	$15,282

Weighted Average Shares Outstanding - Basic	51,551			51,551
Weighted Average Shares Outstanding - Diluted	52,895			52,895

Earnings Per Share - Continuing Operations
Basic	$0.35			$0.30
Diluted	$0.34			$0.29

INTERFACE, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
Fiscal Year Ended January 2, 2005
(in thousands, except per share figures)

	Historical Interface	Fabrics Business Segment	Pro Forma Adjustment	Pro Forma Interface
Net Sales	$881,658	$186,408	$-	$695,250
Cost of Sales	616,297	147,132	-	469,165
Gross Profit on Sales	265,361	39,276	-	226,085
Selling, General and Administrative Expenses	204,619	38,452	-	166,167
Operating Income	60,742	824	-	59,918
Interest Expense	46,023	-	-	46,023
Bond Offering Cost	1,869	-	-	1,869
Other Expense	2,366	151	-	2,215
Income from Continuing Operations	10,484	673	-	9,811
Income Tax Expense	4,044	169	-	3,875
Net Income from Continuing Operations	$6,440	$504	$-	$5,936

Weighted Average Shares Outstanding - Basic	50,682			50,682
Weighted Average Shares Outstanding - Diluted	52,171			52,171

Earnings Per Share - Continuing Operations
Basic	$0.13			$0.12
Diluted	$0.12			$0.11

INTERFACE, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
For the Three Months ended April 1, 2007
(in thousands, except per share figures)

	Historical Interface	Fabrics Business Segment	Pro Forma Adjustment	Pro Forma Interface
Net sales	$279,283	$35,791	$-	$243,492
Cost of sales	191,108	30,844	-	160,264
Gross profit	88,175	4,947	-	83,228
Selling, General and Administrative Expenses	64,029	6,982	-	57,047
Impairment of Intangible Assets	48,322	48,322	-	-
Loss on Disposal - Specialty Products	1,873	-	-	1,873
Operating Income (loss)	(26,049)	(50,357)	-	24,308
Interest Expense	9,120	-	-	9,120
Other Expense	436	13	-	423
Income (loss) from Continuing Operations	(35,605)	(50,370)	-	14,765
Income tax expense (benefit)	5,011	(689)	-	5,700
Net income (loss) from Continuing Operations	$(40,616)	$(49,681)	$-	$9,065

Weighted Average Shares Outstanding - Basic	59,951			59,951
Weighted Average Shares Outstanding - Diluted	59,951			61,322

Earnings (loss) Per Share - Continuing Operations
Basic	$(0.68)			$0.15
Diluted	$(0.68)			$0.15